Exhibit 99.1

FOR IMMEDIATE RELEASE

CHICAGO PIZZA & BREWERY, INC. REPORTS A $2,376,000 PROFIT FOR THE FIRST QUARTER OF 2004, AND A 21.8% INCREASE IN REVENUES

Huntington Beach, CA April 27, 2004 - Chicago Pizza & Brewery, Inc. (NASDAQ: CHGO) released results for the first quarter ended March 28, 2004.

Highlights for the first quarter of 2004, relative to the same quarter last year, were as follows:

•	Revenues increased 21.8% to $29.0 million

•	BJ’s comparable restaurant sales increased 7.7%

•	Net income increased to $2,376,000 from $828,000

•	Diluted earnings per share of $0.12, including a $0.05 gain from sale of Pietro’s restaurants

•	New restaurant opened in Willowbrook, Texas

Revenues totaled $28,977,000 for the first quarter of 2004, an increase of 21.8% compared to the same quarter of 2003. Revenues increased primarily due to the 2003 restaurant openings in Addison, Texas, Cerritos, California and San Jose, California, and a full quarter of operations from Clear Lake, Texas, which opened during January 2003. In addition, the January 2004 opening of Willowbrook, Texas benefited revenues in the period. Also contributing to revenue growth was an increase in same store sales of 7.7% for BJ’s restaurants opened greater than eighteen months. These increases were partially offset by the closure of the BJ’s Portland, Oregon restaurant (Stark Street) during June 2003, and the sale of the three Pietro’s restaurants, which was accomplished on March 15, 2004.

For the first quarter of 2004, the Company reported net income of $2,376,000, or $0.12 diluted earnings per share, as compared to net income of $828,000, or $0.04 diluted earnings per share for the same period of 2003. Included in first quarter 2004 earnings and earnings per share results is a previously announced pre-tax gain of $1,658,000 for the sale of the three Pietro’s restaurants and related trademarks for the Pietro’s brand, or a net $0.05 gain per diluted share. Excluding the Pietro’s sale, the increase in net income quarter over quarter is primarily due to the increase in restaurant sales combined with a reduction in cost of sales, operating expenses, general and administrative and restaurant opening expenses as a percentage of sales, slightly offset by increases to labor and benefits, occupancy and depreciation and amortization expense as a percentage of sales.

Paul Motenko, Chairman and Co-CEO, commented, “We are very pleased with our first quarter results, which reflect substantial revenue increases along with the success of our efforts at expense reduction. While the current cost environment is challenging, we are optimistic as our customer counts have been strong, and we anticipate profitability improvements at our newer restaurants and continued leverage to our general and administrative expenses. Additionally, we remain confident in our development schedule to open six or more units in 2004.”

2004 Outlook

The Company maintains its projection for 2004 revenues to be between $124 million and $128 million and 2004 diluted earnings per share of $0.30 to $0.33, including the approximate $0.05 per share after-tax gain from the sale of all three Pietro’s restaurants and related assets. Expectations are based on 6 to 7 new BJ’s Restaurant openings in 2004 and full-year comparable restaurant revenue growth of 3.0% to 4.0%. Chicago Pizza & Brewery will have one additional week in fiscal 2004, a 53-week year versus the standard 52-week year, which is reflected in the guidance issued above.

Investor Conference Call and Webcast

Chicago Pizza & Brewery, Inc. will conduct a conference call on its first quarter earnings release today, April 27, 2004, at 2:00 p.m. PDT. The number to dial for this teleconference is (888) 338-6461. A replay of the conference call will be available through April 30, 2004 by dialing (877) 519-4471 and entering passcode 4718318.

The Company will also provide an on-line Internet simulcast, as well as a replay, of the conference call. The link to the simulcast and rebroadcast can be found on the Company’s website at www.bjsbrewhouse.com. The rebroadcast will be available following the live broadcast and continue for 30 days.

Chicago Pizza & Brewery, Inc. currently operates 30 casual dining restaurants, some of which incorporate brewpubs. Twenty-one of the restaurants are located in California, with additional locations in Boulder, Colorado, Chandler, Arizona and Lewisville, Clear Lake, Addison and Willowbrook, Texas. In addition, the Company operates three restaurants in Oregon, and has a licensing interest in a BJ’s restaurant in Lahaina, Maui. BJ’s restaurants feature BJ’s award-winning, signature deep-dish pizza, BJ’s own hand-crafted beers as well as a wide selection of appetizers, entrees, pastas, sandwiches, specialty salads and desserts. Visit Chicago Pizza & Brewery, Inc. on the web at http://www.bjsbrewhouse.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the Company’s ability to manage growth and conversions, (ii) construction delays, (iii) restaurant and brewery industry competition and other such industry considerations, (iv) marketing and other limitations based on the Company’s historic concentration in Southern California, (v) consumer trends, (vi) increased food costs and wages, including, without limitation, increases in the minimum wage, (vii) increased energy costs, and (viii) other general economic and regulatory conditions.

Further information concerning the Company’s results of operations for first quarter 2004 will be provided in the Company’s Form 10-Q filing, which we anticipate will be filed with the Securities and Exchange Commission by April 28, 2004.

In addition, the following supplemental information is provided to investors to help gauge the Company’s performance and is not indicative of future results.

For further information, please contact Robert Curran of Chicago Pizza & Brewery, Inc. (714) 848-3747, ext. 260.

Selected Unaudited Consolidated Financial Data

(Dollars in thousands except for per share data)

	For the Quarter Ended
	March 28, 2004		March 30, 2003
Statement of Income Data:
Revenues	$28,977	100.0%	$23,795	100.0%

Costs and expenses:
Cost of sales	7,409	25.6	6,290	26.4
Labor and benefits	10,576	36.5	8,644	36.3
Occupancy	2,230	7.7	1,759	7.4
Operating expenses	3,093	10.7	2,660	11.2
General and administrative	2,520	8.7	2,104	8.8
Depreciation and amortization	1,158	4.0	913	3.8
Restaurant opening expense	239	0.8	412	1.7
Gain from sale of Pietro’s restaurants	(1,658)	(5.7)	—	—

Total cost and expenses	25,567	88.3	22,782	95.6

Income from operations	3,410	11.7	1,013	4.4
Other income:
Interest income, net	103	0.4	97	0.4
Other income, net	85	0.3	162	0.7

Total other income	188	0.7	259	1.1

Income before income tax expense	3,598	12.4	1,272	5.5

Income tax expense	1,222	4.2	444	1.9

Net income	$2,376	8.2%	$828	3.6%

Net income per share:
Basic	$0.12		$0.04

Diluted	$0.12		$0.04

Weighted average number of shares outstanding:
Basic	19,425		19,375

Diluted	20,518		20,145

Selected Balance Sheet Information

(Dollars in thousands)

	March 28, 2004 (unaudited)	December 28, 2003
Balance Sheet Data (end of period):
Cash, cash equivalents and short-term investments	$26,920	$26,940

Total assets	$86,180	$83,705

Total long-term debt, including current portion	$38	$153

Shareholders’ equity	$73,630	$71,051

Reconciliation of Non-GAAP Financial Measures

The following net income and earnings per share calculations before the gain on sale of Pietro’s restaurants have not been calculated in accordance with accounting principles generally accepted in the United States. We believe that the presentation of net income and earnings per share before the gain on sale of Pietro’s restaurants provides a useful analysis of our ongoing operating trends and helps investors compare operating performance period to period.

(Unaudited, in thousands except per share data)

	For the Quarter Ended
	March 28, 2004		March 30, 2003
Statement of Operations Data:
Net income, as reported	$2,376		$828
Gain from sale of Pietro’s restaurants	(1,658)
Tax impact related to gain from sale of Pietro’s restaurants	655	(1)

Net income, excluding gain from sale of Pietro’s restaurants	$1,373		$828

Basic net income per share:
Net income, as reported	$0.12		$0.04
Gain from sale of Pietro’s restaurants	(0.08)
Tax impact related to gain from sale of Pietro’s restaurants	0.03	(1)

Net income per share, excluding gain from sale of Pietro’s restaurants	$0.07		$0.04

Diluted net income per share:
Net income, as reported	$0.12		$0.04
Gain from sale of Pietro’s restaurants	(0.08)
Tax impact related to gain from sale of Pietro’s restaurants	0.03	(1)

Net income per share, excluding gain from sale of Pietro’s restaurants	$0.07		$0.04

(1)	Reflects a 39.5% tax rate